EXHIBIT 99.1

     Albany International Announces Closure of Portland, Tennessee, Facility

ALBANY, N.Y., Jul 27, 2009 -- Albany International Corp. (NYSE: AIN) announced today that it will discontinue operations at its forming fabric manufacturing facility in Portland, Tennessee. The plant closing is the result of the continuing consolidation of customers in the U.S. and Canada, accelerated by the economic recession, and the need to balance the Company's paper machine clothing
(PMC) manufacturing capacity in North America with anticipated paper mill demand. Similar steps have been taken by the Company over the last few years in both Europe and North America, as the global paper and paperboard industry continues to shift capacity from traditional paper markets to new emerging markets.

This planned action is a business necessity, driven by existing and expected market conditions, and in no way reflects on the performance of the 156 affected employees, who will be offered severance and outplacement assistance.

Transition of forming fabric manufacturing from the Portland area to other facilities in North America will begin at once and will be supervised by technical and manufacturing personnel to ensure continuity of customer supply. The transition is expected to be completed by June 2010.

The Company expects that, with this action, its PMC manufacturing capacity in the Americas will be, for the foreseeable future, as follows: forming production for the Americas will be centered in Perth, Ontario, Canada; Menasha and Kaukauna, Wisconsin; and Indaial, Brazil; press production will be centered in St. Stephen, South Carolina; Cowansville, Quebec, Canada; Indaial, Brazil; and Cuautitlan, Mexico, and dryer production in Cuautitlan.

Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors.

Additional information about the Company and its businesses and products is available at http://www.albint.com.

SOURCE: Albany International Corp.

Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President-Corporate Treasurer and Strategic Planning john.cozzolino@albint.com
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or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com
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